Exhibit 10.09

EMPLOYMENT AGREEMENT

AGREEMENT by and between OGE Energy Corp., an Oklahoma corporation, and ______________ (the “Executive”), dated as of the _____ day of ______ 20__.

WHEREAS, the Board of Directors (the “Board”) of the Company (as hereinafter defined) recognizes that the possibility of a Change of Control (as hereinafter defined) exists and that the occurrence of a Change of Control can result in significant distractions of its key management personnel because of the uncertainties inherent in such a situation;

WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its shareowners to retain the services of the Executive in the event of a Change of Control and to ensure the Executive’s continued dedication and efforts in such event without undue concern for the Executive’s personal financial and employment security; and

WHEREAS, in order to induce the Executive to remain in the employ of the Company or an Affiliate (as hereinafter defined), as the case may be, particularly in the event of a threat or the occurrence of a Change of Control, the Company desires to enter into this Employment Agreement with the Executive to provide the Executive with certain benefits in the event the Executive’s employment is terminated as a result of, or in connection with, a Change of Control.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.          Certain Definitions. (a) The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section l(b)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs during the Change of Control Period and if the Executive’s employment with the Employer (as defined in Section 1(d)) is terminated prior to the date on which the Change of Control occurs, and it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or in anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(b)        The “Change of Control Period” shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

(c)        The “Company” shall mean OGE Energy Corp. and any successor to its business and/or assets which assumes and agrees to perform this Agreement, pursuant to Section 11 herein, by operation of law, or otherwise.

(d)        “Employer” shall mean (i) in the event the Executive is an officer of the Company and not of any Affiliate (as defined in Section 1(e)) of the Company immediately prior to the Effective Date, the Company; (ii) in the event the Executive is an officer of one or more Affiliates of the Company, but not of the Company, immediately prior to the Effective Date, any such Affiliate; and (iii) in the event the Executive is an officer of the Company and one or more Affiliates of the Company immediately prior to the Effective Date, any such entity of which the Executive is an officer immediately prior to the Effective Date.

(e)        “Affiliate”, for all purposes of this Agreement other than Section 5 and Section 6(e), shall mean, with respect to any Person (as defined in Section 2(a)), any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. For purposes of Sections 5 and 6(e), however, “Affiliate” shall mean any Person which is a member of the same controlled group of corporations, trades or businesses within the meaning of the Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the “Code”), as any other Person, provided that for purposes of Section 5 (but not for purposes of Section 6(e)) in applying Code Section 1563(a)(1), (2), and (3) in determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Reg. § 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Reg. § 1.414(c)-2.

2.	Change of Control.	For the purpose of this Agreement, a “Change of Control” shall mean:

(a)        The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other Person controlled by the Company, or (iv) any acquisition by any corporation or other Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

(b)        Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareowners, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)        Consummation of a reorganization, merger, share exchange or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock or equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or other controlling persons, as the case may be, of the corporation or other Person resulting from such Business Combination (including, without limitation, a corporation or other Person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation or other Person resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation or other Person resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock or equity interests of the corporation or other Person resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation or other Person except to the extent that such ownership existed with respect to the Company prior to the Business Combination and (iii) at least a majority of the members of the board of directors or other governing body of the corporation or other Person resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)        Approval by the shareowners of the Company of a complete liquidation or dissolution of the Company.

3.          Employment Period. The Executive shall remain in the employ of the Employer subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending, unless earlier terminated by the occurrence of the Executive’s Date of Termination as provided in Section 5, on the third anniversary of such date (the “Employment Period”).

4.          Terms of Employment. (a) Position and Duties. (i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive performed the majority of the Executive’s services immediately preceding the Effective Date or any office or location less than 50 miles from such location.

(ii)        During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Employer and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Employer in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Employer.

(b)         Compensation. (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its Affiliates in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(ii)         Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Executive’s highest bonus under the Company’s or any of its Affiliates’ Annual Incentive Compensation Plan, or any comparable bonus under any predecessor or successor plan of the Company or any of its Affiliates, for the last three full fiscal years ending prior to the Effective Date (annualized in the event that the Executive was not employed by the Employer for the whole of such fiscal year) (the “Recent Annual Bonus”). Each such Annual Bonus shall be paid during the period beginning on the first day of the first month and ending on the 15th day of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to the terms of a plan of the Company or an Affiliate thereof permitting such deferral.

(iii)        Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its Affiliates, including, but not limited to, those specified in Exhibit A attached hereto, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its Affiliates for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its Affiliates.

(iv)        Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its Affiliates (including, without limitation, medical, prescription, dental, vision, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its Affiliates, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its Affiliates.

(v)         Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance withthe most favorable policies, practices and procedures of the Company and its Affiliates in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates.

(v)         Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its Affiliates in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates.

(vi)        Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its Affiliates at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its Affiliates.

(vii)      Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its Affiliates as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates.

5.          Termination of Employment. Subject to the provisions of this Section 5, the Executive’s employment shall be deemed terminated for purposes of this Agreement when the Executive incurs a “separation from service” (as such phrase is defined in Code Section 409A and the regulations promulgated thereunder) with the Employer and its Affiliates because of death, retirement or termination of employment for any other reason, including any reason specified in Section 5(a), (b) or (c) below; provided, however, that no termination shall be deemed to occur for purposes of the Agreement while the Executive continues to perform services for the Employer or its Affiliates in a capacity as an employee or as an independent contractor at a level that is more than 20% of the average level of bona fide services performed (whether as an employee or otherwise) by the Executive during the immediately preceding 36-month period (or, if employed less than 36 months, such lesser period).

(a)         Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Employer determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Employer shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Employer on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Employer or its insurers and acceptable to the Executive or the Executive’s legal representative.

(b)         Cause. The Employer may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i)        the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Employer or one of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or

(ii)        the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Employer.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company (in either case, who is not the Executive) or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Employer. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c)         Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i)        the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Employer which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)        any failure by the Employer to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii)       the Employer’s requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof or the Employer’s requiring the Executive to travel on Employer business to a substantially greater extent than required immediately prior to the Effective Date;

(iv)       any purported termination by the Employer of the Executive’s employment otherwise than as expressly permitted by this Agreement; or

(v)	any failure by the Employer to comply with and satisfy Section 11(c) of this Agreement.

For purposes of this Section 5(c), any good faith determination of “Good Reason” made by the Executive shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason during the 30-day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

(d)         Notice of Termination. Any termination by the Employer for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Employer, respectively, hereunder or preclude the Executive or the Employer, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Employer’s rights hereunder.

(e)         Date of Termination. “Date of Termination” in respect of the Executive’s separation from service under this Agreement means (i) if the Executive’s employment is terminated by the Employer for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s employment is terminated by the Employer other than for Cause or Disability, the Date of Termination shall be the date on which the Employer notifies the Executive of such termination or any later date specified therein, (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be, and (iv) if the Executive’s employment is terminated by the Executive voluntarily other than for Good Reason, the Date of Termination shall be the date on which the Executive notifies the Employer of such termination or any later date specified therein.

6.	Obligations of the Company upon Termination. Subject to Section 6(e) below:

(a)         Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Employer shall terminate the Executive’s employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason, the Employment Period shall thereupon terminate and:

(i)        the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts, subject to reduction as set forth in Section 9:

A.        the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any accrued vacation pay to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”); and

B.         the amount equal to the product of (1) 2.99 and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus;

(ii)        for three years after the Executive’s Date of Termination, the Company shall continue benefits under the medical, prescription, vision, dental, disability, employee life, group life, accidental death and travel accident insurance plans programs to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its Affiliates and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility, and provided further, that (A) with respect to any such benefits providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code under a self-insured medical reimbursement plan (within the meaning of Code Section 105(h)), (a “Self-Insured Medical Plan”), including, without limitation, medical, prescription, vision or dental benefits, that are incurred following the period the Executive would be entitled (or would, but for this Section 6(a)(ii), be entitled) to continuation coverage under such plan under Code Section 4980B (COBRA) if the Executive had elected such coverage and paid the applicable premiums, the reimbursement of an eligible medical expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (B) the Executive and/or the Executive’s family pays to the Company the cost, on an after-tax basis, for the premium payments (both the employee and employer portion) required for such continued coverage under any Self-Insured Medical Plan. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until three years after the Date of Termination and to have retired on the last day of such period;

(iii)       the Company shall, at its sole expense as incurred, provide the Executive with reasonable outplacement services the scope and provider of which shall be selected by the Executive in his sole discretion, provided that, such services must be provided and the expenses therefor incurred prior to the end of the second calendar year following the calendar year in which the Date of Termination occurs, and provided further, that the Company shall pay all reimbursements for such expenses so incurred not later than the end of the third calendar year following the calendar year in which the Date of Termination occurs;

(iv)       to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company or its Affiliates (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”); and

(v)        on or about January 31 of the year following the year in which the Date of Termination occurs and continuing on or about each January 31 thereafter until the year following the year in which the Executive’s continued coverage under any Self-Insured Medical Plan pursuant to the first sentence of Section 6(a)(ii) terminates, the Company will make a payment in cash to the Executive and/or the Executive’s family equal, on an after-tax basis, to the amount, if any, the Executive and/or the Executive’s family paid in premium payments during the immediately preceding calendar year for continued coverage under any Self-Insured Medical Plan described in Section 6(a)(ii) exceeds the amount the Executive and/or the Executive’s family would have paid if the Executive had remained in employment during such year, provided that each such cash payment by the Company pursuant to this Section 6(a)(v) shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A.

Following such termination of the Executive’s employment, except as set forth in this Section 6(a) or Section 8 or 9, the Executive shall have no further rights to compensation or other benefits under this Agreement.

(b)         Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement and the Employment Period shall thereupon terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and its Affiliates to the estates and beneficiaries of peer executives of the Company and such Affiliates under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and its Affiliates and their beneficiaries.

(c)         Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement and the Employment Period shall thereupon terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term “Other Benefits” as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its Affiliates to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its Affiliates and their families.

(d)         Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement and the Employment Period shall thereupon terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination and (y) Other Benefits, in each case to the extent theretofore unpaid. All amounts payable under clause (x) shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement and the Employment Period shall thereupon terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

(e)        (i) Notwithstanding anything in this Section 6 or any other provision of this Agreement to the contrary, if, at the Executive’s Date of Termination, stock of the Company or any Affiliate is publicly traded on an established securities market or otherwise and the Executive is a “Specified Employee” (as defined in Section 6(e)(ii)) at the Date of Termination, then the Company will defer the payment or commencement of the payment, as the case may be, of any amounts described in Section 6(a)(i)(A)(2) (but only where payable under Section 6(a), 6(c) or 6(d)), Section 6(a)(i)(B) and Section 6(a)(v) that, in any such case, otherwise become payable during the first six months following the Executive’s Date of Termination, until the earlier of (A) the first day of the seventh month following the Executive’s Date of Termination or (B) the Executive’s death. Any payments or benefits delayed as a result of the preceding sentence shall be accumulated and paid in a lump sum, without interest, as soon as practicable but not later than five business days after the first day of the seventh month following the Executive’s Date of Termination (or the Executive’s earlier death). Thereafter, payments will resume in accordance with this Agreement.

(ii)        For purposes of this Agreement, a “Specified Employee” means, during the 12-month period beginning on April 1st of 2008 or on April 1st of any subsequent calendar year, an employee of the Company or its Affiliates who met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and without regard to Code Section 416(i)(5)) for being a “key employee” at any time during the 12-month period ending on the December 31st immediately preceding such April 1st.

7.          Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliates and for which the Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its Affiliates. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliates at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8.          Full Settlement. Subject to Section 9 herein, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or any of its Affiliates may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment (except as provided in Section 6(a)(ii) where the medical and other welfare benefits described therein shall be secondary to those provided under another employer-provided plan). Notwithstanding any other provision of this Agreement, the Company agrees to pay as incurred but in no event later than the end of the calendar year following the calendar year in which incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur during the period beginning on the date of this Agreement and ending ten (10) years after the Date of Termination as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

9.	Certain Reduction of Payments by the Company.

(a)        For purposes of this Section 9, (i) a Payment shall mean any payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise, including, without limitation, any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing; (ii) Change of Control Payment shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section); (iii) Net After Tax Receipt shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Code which applied to the Executive’s taxable income for the immediately preceding taxable year; (iv) “Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and (v) “Reduced Amount” shall mean the greatest aggregate amount of Change of Control Payments which (A) is less than the sum of all Change of Control Payments and (B) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the Executive were paid the sum of all Change of Control Payments.

(b)        Anything in this Agreement to the contrary notwithstanding, in the event Ernst & Young or such other certified public accounting firm designated by the Executive (the “Accounting Firm”) shall determine that receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, it shall determine whether some amount of Change of Control Payments would meet the definition of a “Reduced Amount.” If the Accounting Firm determines that there is a Reduced Amount, the aggregate Change of Control Payments shall be reduced to such Reduced Amount as provided below. All fees payable to the Accounting Firm shall be paid solely by the Company.

(c)        If Accounting Firm determines that aggregate Change of Control Payments should be reduced to the Reduced Amount, the Change of Control Payments shall be reduced or eliminated, as determined by Accounting Firm, in the following order so that after such reduction or elimination the Present Value of the aggregate Change of Control Payments equals the Reduced Amount: (i) cash payments, (ii) outplacement services and (iii) welfare benefits. The Company shall promptly give the Executive notice of the Accounting Firm’s determinations and a copy of the detailed calculations thereof showing that aggregate Change of Control Payments should be reduced to the Reduced Amount and the required reduction or elimination of such Change of Control Payments in the order set forth above so that after reduction or elimination the Present Value of the aggregate Change of Control Payments equals the Reduced Amount. All determinations made by Accounting Firm under this Section shall be binding upon the Company and the Executive and shall be made within 60 days of the Executive’s Date of Termination. As promptly as practicable following such determination but in no event later than the last day of the calendar year in which the Date of Termination occurs or, if later and the Executive is not permitted, directly or indirectly, to designate the year of payment, by the 15th day of the third calendar month following the Date of Termination, the Company shall pay to or distribute for the benefit of the Executive such Change of Control Payments as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such Change of Control Payments as become due to the Executive under this Agreement.

(d)        While it is the intention of the Company to reduce the amounts payable or distributable to the Executive hereunder only if the aggregate Net After Tax Receipts to the Executive would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be treated for all purposes as a loan to the Executive which the Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by an Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, but in no event shall the Underpayment be paid later than the end of the first calendar year in which the calculation of the Underpayment is administratively practicable.

10.        Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its Affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Employer, the Executive shall not, without the prior written consent of the Employer or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Employer and those designated by it. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

11.        Successors. (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)        This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)        The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

12.        Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)        All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	_______________
OGE Energy Corp.
321 North Harvey
Oklahoma City, Oklahoma 73102

If to the Company	OGE Energy Corp.
or the Employer	321 North Harvey
Oklahoma City, Oklahoma 73102
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)        The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)        The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)        The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)        The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company or any of its Affiliates, the employment of the Executive by the Company or any of its Affiliates is “at will” and, subject to Section 1(a) hereof, prior to the Effective Date, the Executive’s employment may be terminated by either the Executive or the Company or any of its Affiliates, as the case may be, at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(g)        To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with the provisions of Section 409A of the Code. This Agreement shall be administered in a manner consistent with this intent. Notwithstanding any provision of the Plan to the contrary, a distribution to be made as of a specified date in Section 6 shall be treated for purposes of Code Section 409A as made on the date specified if the distribution is made at such date specified or a later date in the same calendar year or, if later, and provided the Executive is not permitted, directly or indirectly, to designate the year in which the distribution is made, by the 15th day of the third calendar month following the specified date. In addition, to the extent any provision of this Agreement, is or will be in violation of Section 409A of the Code and the regulations thereunder, this Agreement shall be amended in such manner as the parties may agree such that the Agreement is or remains in compliance with Section 409A of the Code and the foregoing intent of the parties is maintained to the maximum extent possible. Each party is responsible for reviewing this Agreement for compliance with Section 409A.

(h)        The provisions of this Agreement are not intended, and should not be construed to be legal, business or tax advice. The Company, the Executive and any other party having any interest herein are hereby informed that the U.S. federal tax advice contained in this document (if any) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Code or (ii) promoting, marketing or recommending to any party any transaction or matter addressed herein.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, OGE Energy Corp. has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

OGE ENERGY CORP.

By: /s/ Peter B. Delaney

Chairman, President and Chief Executive Officer

Exhibit A

Incentive, Savings and Retirement Plans

1.	Annual Incentive Compensation Plan
2.	Stock Incentive Plan
3.	OGE Energy Corp. Employees’ Stock Ownership and Retirement Savings Plan
4.	OGE Energy Corp. Deferred Compensation Plan
5.	Retirement Plan
6.	Restoration of Retirement Income Plan